UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013 (May 7, 2013)

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices) (Zip Code)

(877) 950-7473

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

Sale of Class D Preferred Units

On May 7, 2013, Atlas Pipeline Partners, L.P. (the “Partnership”) completed its previously announced private placement (the “Private Placement”) of $400 million of its Class D convertible preferred units pursuant to the Class D Preferred Unit Purchase Agreement dated April 16, 2013 (the “Unit Purchase Agreement”), between the Partnership and the investors named therein (collectively the “Purchasers”). In accordance with the Unit Purchase Agreement, which was filed by the Partnership as Exhibit 10.1 to its Current Report on Form 8-K filed on April 17, 2013, the Partnership issued 13,445,383 Class D convertible preferred units at a negotiated price per unit of $29.75, resulting in gross proceeds to the Partnership of approximately $400,000,000. The proceeds were used to partially fund the Acquisition, as described in Item 2.01 below. The Class D convertible preferred units were issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

In connection with the Private Placement, the Partnership entered into a Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional, and Other Special Rights and Qualifications, Limitations and Restrictions Thereof (the “Certificate of Designation”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of May 7, 2013. Pursuant to the Certificate of Designation, the Class D convertible preferred units may be converted by the Partnership to common units beginning on May 7, 2014, and will automatically convert to common units on May 7, 2015. Pursuant to the Registration Rights Agreement, the Partnership agreed to file a registration statement with the Securities and Exchange Commission within 90 days of the date of conversion to register the resale of common units by the Purchasers. In accordance with the Registration Rights Agreement, the Partnership will use its commercially reasonable efforts to have the registration statement declared effective within 180 days of the date of conversion, and will cause the registration statement to be continuously effective until the earlier of (i) the date as of which all such common units registered thereunder are sold by the Purchasers and (ii) one year following the date of conversion.

This summary of the Certificate of Designation and Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation and Registration Rights Agreement, copies of which are attached hereto as Exhibit 4.1 and 4.2, respectively.

Item 2.01	Completion of Acquisition or Disposition of Assets

On May 7, 2013, Atlas Pipeline Mid-Continent Holdings, LLC (“APMCH”), a wholly owned subsidiary of the Partnership, completed the acquisition (the “Acquisition”) of 100% of the outstanding member and other ownership interests of TEAK Midstream, L.L.C. (“TEAK”), pursuant to the Purchase and Sale Agreement (“Purchase and Sale Agreement”), dated as of April 16, 2013, between APMCH and TEAK Midstream Holdings, LLC for $1.0 billion in cash, subject to working capital and other adjustments contemplated by the Purchase and Sale Agreement. The Purchase and Sale Agreement was filed by the Partnership as Exhibit 2.1 to its Current Report on Form 8-K filed on April 17, 2013. The assets owned by TEAK primarily include gas gathering, processing and treating facilities in South Texas.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 to this Current Report is hereby incorporated by reference into this Item 3.02.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 7, 2013, in connection with the entry into the Certificate of Designation, Amendment No. 10 to Second Amended and Restated Agreement of Limited Partnership was adopted to include the Class D convertible preferred units as authorized preferred units under the partnership agreement. The disclosure set forth above under Item 1.01 with respect to the Certificate of Designation is hereby incorporated by reference into this Item 5.03.

This summary of Amendment No. 10 to Second Amended and Restated Agreement of Limited Partnership does not purport to be complete and is qualified in its entirety by reference to Amendment No. 10 to Second Amended and Restated Agreement of Limited Partnership, a copy of which is attached hereto as Exhibit 3.1.

Item 7.01	Regulation FD Disclosure.

On May 7, 2013, the Partnership issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Historical financial statements for the businesses acquired and pro forma financial information are not included in this Current Report on Form 8-K. This information will be filed in a subsequent Current Report on Form 8-K as required by Securities and Exchange Commission regulations.

(b) Pro forma financial information.

Historical financial statements for the businesses acquired and pro forma financial information are not included in this Current Report on Form 8-K. This information will be filed in a subsequent Current Report on Form 8-K as required by Securities and Exchange Commission regulations.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

3.1	Amendment No. 10 to Second Amended and Restated Agreement of Limited Partnership of Atlas Pipeline Partners, L.P., dated as of May 7, 2013.

4.1	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional, and Other Special Rights and Qualifications, Limitations and Restrictions Thereof, dated as of May 7, 2013.

4.2	Registration Rights Agreement, dated as of May 7, 2013.

99.1	Press Release of Atlas Pipeline Partners, L.P., dated May 7, 2013.

.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 7, 2013	ATLAS PIPELINE PARTNERS, L.P.

By: Atlas Pipeline Partners GP, LLC, its general partner

	By:	/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Its:	Chief Financial Officer